UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 205449

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 22, 1996

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                        --------------------------------
                 (Name of Small Business Issuer in its charter)

            FLORIDA                   0-26028                 22-2671269
            -------                   -------                 ----------
(State or other jurisdiction of     (Commission        (IRS Employer Indet. No.)
 incorporation or organization)     File Number)

                  10281 NW 46TH STREET, SUNRISE, FLORIDA 33351
                  --------------------------------------------
              (Address of Principal Executive Offices and Zip code)

                  Registrant's Telephone number: (954)746-0500

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Item 5. OTHER EVENTS.

        On May 21, 1996, the Registrant entered into a "lock-up" agreement with the three (3) principal shareholders ("Shareholders") of the Registrant who, collectively, beneficially own approximately 13,502,520 shares of common stock (the "Shares") which represents approximately sixty-one percent (61%) of the issued and outstanding common shares of the Registrant. The Shares are "restricted securities" pursuant to Rule 144(a)(3)(i) and the two (2) year holding period will lapse on or about June 8, 1996.

        The Shareholders have agreed to restrict the Shares for an additional one (1) year beginning May 21, 1996, so that each Shareholder may sell no more than 100,000 Shares for each calendar quarter beginning July 1, 1996, until the termination of the agreement, May 21, 1997.

         In the event the average weekly reported volume of trading in the Shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four (4) calendar weeks preceding the quarter is less than 200,000 shares of common stock, the Shareholder(s) may not sell Shares during the calendar quarter.

        Further, in the event there is a change in control of the Registrant, the Shares are no longer subject to the restriction imposed by the Agreement. A "change in control" means either: (a) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13D-G thereunder) of ten percent 10% or more of the class of securities then subject to this Agreement is acquired or becomes held by any person or group of persons (within the meaning of Section 13 (d)(3) of the Securities Exchange Act of 1934; (b) a bona-fide written offer to purchase all or substantially all of the assets is made to the Company; or, (c) a tender offer is initiated pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934, as amended.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: May 22,1996                   IMAGING DIAGNOSTIC SYSTEMS, INC.
                                    --------------------------------
                                              (Registrant)

                                    /s/ PETER S. KNEZEVICH
                                       -----------------------------
                                    Peter S. Knezevich
                                    (Vice President-General Counsel)

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